EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES JULY CASH DISTRIBUTION

Dallas, Texas, July 21, 2003 – Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.174509 per unit, payable on August 14, 2003, to unitholders of record on July 31, 2003.  This distribution includes cash receipts related to underlying gas sales volumes of approximately 2,621,000 Mcf, or 84,600 Mcf per day, which were primarily produced in May, a decrease from the 2,644,000 Mcf , or 88,100 Mcf per day, pertaining to the June distribution.  Four wells are being drilled on the underlying properties. The average gas price was $4.50 per Mcf, an eleven cent increase from the June distribution average gas price.  Budgeted development costs of $750,000 were deducted for this distribution.  Production expense for the month was $1,435,000 and overhead was $602,000.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Assistant Vice President Bank of America, N.A. (Toll Free) 877/ 228-5083 www.hugotontrust.com	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/ 870-2800